Exhibit 10-N-5

Performance-Based Restricted Stock Unit Award Metrics for 2009

On February 25, 2009, the Compensation Committee of the Board of Directors of the Company approved the specific performance goals and business criteria to be used for purposes of determining any future performance-based restricted stock unit final awards for the 2009 performance-year for participants, including executive officers, under the Company's shareholder-approved 2008 Long-Term Incentive Plan (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).  For most participants, the performance criteria and weightings to be used for 2009 under the plan include attaining specified levels of:

•	total company pre-tax profits* (40%),

•	relevant business unit pre-tax profits (including related financing profits)* (15%),

•	total company automotive operating-related cash flow* (20%),

•	relevant business unit cost performance (8.33%),

•	relevant business unit market shares (8.33%), and

•	relevant business unit quality metrics (8.33%).

For some participants, including certain executive officers, whose job responsibilities encompass multiple business units, the performance criteria to be used for 2009 under the plan include attaining specified levels of:

•	total company pre-tax profits* (55%),

•	total company automotive operating-related cash flow* (20%),

•	total company cost reductions (8.33%),

•	total company market shares (8.33%), and

•	total company quality metrics (8.33%).

Based on business performance results for 2009 against the targeted levels established for each metric, the Compensation Committee will determine the percentage of the target award that is earned, which could range between 0% and 100% depending on actual performance achieved relative to the target levels.  In addition, individual awards may be increased (within limits set by the Compensation Committee) or decreased from a formula amount, based on leadership level or salary grade level, to reward for a person's anticipated future contribution.

* Excludes special items